Exhibit 10.43

Management Incentive Plan - FY2016
Summary Plan Description

Introduction

The Management Incentive Plan (MIP) is a variable annual cash incentive program that rewards performance against annual individual and business-based goals. Individual performance goals designed to support the broader business goals are established each year between eligible participants and their respective managers. The Compensation Committee of the Board of Directors of Catalent, Inc. selects the business-based goals for the MIP from among the corporate financial and strategic growth objectives approved each year by the Board.

Eligibility for the MIP is based on several criteria, including position in the organization and past performance. MIP participants are expected to play an important role in achieving the Company’s strategic goals and contributing to the growth of the Company and its people. Key features of the MIP, including funding and the determination and payment of individual awards, are described below.

Market-Based Program

Catalent believes that providing competitive market-based compensation is critical to attracting, engaging and retaining key talent and the critical skill sets and expertise necessary to make Catalent successful. With this in mind, Catalent’s incentive programs, including the MIP, are reviewed on an annual basis taking into account market compensation trends, annual financial goals, and changes in business strategies. Where appropriate, a review is performed and changes are generally agreed prior to the start of the fiscal year, although the Company reserves the right to make changes at any time.

MIP Alignment with Financial Goals

Catalent believes that the MIP acts best as an incentive when there is meaningful alignment between the business performance factors used to measure a participant’s achievement and the participant’s ability to enhance the performance of the overall organization through the participant’s position within the organization. Depending on a participant’s role, the business performance factors can be weighted among one, two, or three organizational levels (i.e., overall Catalent, the principal business unit to which the participant’s efforts are directed (if any), and the principal site and/or region to which the participant’s efforts are directed (if any)). In rare cases, the business performance factors may be weighted differently for participants who support multiple business units and/or sites. The chart below provides several examples of weightings for the business performance factors.

	Business Performance Factors Weighting
Position Category(1)	Overall Catalent	Business Unit	Site/ Region(3)
ELT and Corporate	100%
BU Functional Leaders(2)	50%	50%
Site/Region-Based Leaders	30%	30%	40%
Site-Based Participants	0%	40%	60%

Notes:	(1) As noted above, there may in rare cases be other weightings used for individual participants.
(2)    Includes positions that support business unit-wide initiatives (e.g., VPs of operations, quality, or finance for a BU).
(3)    This weighting may take into account regional results, which may include the results of multiple BUs and sites.

Business Performance Factors Combine for a Business Achievement Factor (BF)

As noted, the business performance factors measure achievement against a set of goals fixed each year by the Board of Directors and the Compensation Committee. For fiscal 2016, as in recent years, the business performance factors will be based on achievement in revenue and “EBITDA” (earnings before interest, taxes, depreciation, and amortization) as against the amounts set forth in the board-approved budget for this fiscal year. Because the MIP measures achievement against budget, adjustments to revenue and EBITDA that are used in determining the budget will also apply when measuring performance, and results in foreign currencies will be converted to U.S. dollars at the currency exchange rates used to determine the budget.

Achievement against each goal-revenue and EBITDA-is measured separately, and an achievement factor is assigned based on the percentage attainment against each goal. These achievement factors are then weighted-25% for revenue, and 75% for EBITDA-to determine an overall business achievement factor (BF).

Set forth below is the chart used to convert the achievement percentage for each goal to the achievement factor used to calculate the MIP.

% of Target Achieved	Achievement Factor Assigned	Comment
< 90%	Zero	Any payout at Comp Committee discretion
90%	50.0%	Threshold performance @ 50%
91%	55.0%
92%	60.0%
93%	65.0%
94%	70.0%
95%	75.0%
96%	80.0%
97%	85.0%
98%	90.0%
99%	95.0%
100%	100.0%	Target
101%	105.0%
102%	110.0%
103%	115.0%
104%	120.0%
105%	125.0%
106%	132.5%
107%	140.0%
108%	147.5%
109%	155.0%
110%	162.5%
111%	167.5%
112%	172.5%
113%	177.5%
114%	182.5%
115%	187.5%	Maximum performance @ 187.5%
>115%	187.5%

As seen in the chart, 100% achievement converts to a 100% achievement factor, and the achievement factor increases for improved performance against the targets and decreases if performance does not meet the budget target. The minimum achievement factor for the MIP is 90%--below that, the assigned achievement factor is 0%, although the Compensation Committee remains free, in its sole discretion, to make MIP awards even if achievement does not reach 90%. Similarly, the maximum achievement factor is 115%--above that, the assigned achievement factor remains the same.

Set forth below is a chart showing, at multiple example levels of achievement, how the two separate business performance factors-revenue and EBITDA-come together to give participants a singled combined BF.

		Revenue Goal Achievement
		<90%(1)	90%	95%	100%	105%	110%	115%
EBITDA Goal Achievement	<90%(1)	0.0%	12.5%	18.8%	25.0%	31.3%	40.6%	46.9%
	90%	37.5%	50.0%	56.3%	62.5%	68.8%	78.1%	84.4%
	95%	56.3%	68.8%	75.0%	81.3%	87.5%	96.9%	103.1%
	100%	75.0%	87.5%	93.8%	100.0%	106.3%	115.6%	121.9%
	105%	93.8%	106.3%	112.5%	118.8%	125.0%	134.4%	140.6%
	110%	121.9%	134.4%	140.6%	146.9%	153.1%	162.5%	168.8%
	115%	140.6%	153.1%	159.4%	165.6%	171.9%	181.3%	187.5%

Note: (1)
For fiscal 2016, the Compensation Committee has set the revenue and EBITDA performance thresholds at 90% of target. Funding for the MIP is dependent on achievement of at least the threshold level for both performance metrics. If both hurdles are not met, MIP funding can only occur at the discretion of management, with approval of the Compensation Committee.

Individual Performance Factor (IPF)

Each year, MIP participants, in collaboration with their managers, establish appropriate individual performance goals based on the individual’s role. These goals are to be aligned with the business performance goals established for Catalent overall. At fiscal year-end, managers determine each participant’s individual performance factor (IPF) based on the participant’s overall performance for the year, including achievement of the participant’s individual performance goals. In general, the IPF ranges from 0 to 150%.

For fiscal 2016, MIP participants who receive a performance rating of “Did Not Meet Expectations” will receive a zero IPF and will not be eligible for payout under the MIP regardless of the BF achievement.
The Business and Individual Performance Factors Are Combined to Determine the MIP Award

At the beginning of each fiscal year, a target MIP payout is set for each participant, usually expressed as a percentage of base salary. The amount actually paid to the participant following the end of the fiscal year is dependent on both the participant’s combined business achievement percentage and the individual performance factor assigned to the participant. For fiscal 2016, the combined BF is weighted 70%, and the IPF is weighted 30%, in order to obtain an overall combined performance factor, which is expressed as a percentage and then applied against the target. Because the BF can range from 0% to 187.5%, and the IPF can range from 0% to 150%, the total MIP payout can range from 0% to 176.3% of the target payout amount.
MIP Calculation Summary for Fiscal 2016

Set forth below is a graphical summary of the MIP calculation process. For participants with multiple business factors (overall, BU, and site/region), the business factor calculation is performed separately for each segment, then combined as a weighted average, in order to determine an overall combined BF.

MIP Summary Plan Description FY2016
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Below is an example of a MIP calculation for illustrative purposes:

In this example, we assume that all relevant business metrics perform at target. We also assume that the participant has a base salary of $100,000 and a MIP target of 15%, and that the participant ends the fiscal year with an individual performance factor of 100%.

Bonus Eligible Compensation	X	Bonus Target %	70% X BF
			US$10,500		Final Award
				=	US$15,000
US$100,000	X	15%	30% X IPF
		US$15,000	US$4,500

Earned Salary in the fiscal year is prorated based on hire date or salary change effective date		MIP target % assigned to the plan participant; may be a blended % due to promotions, changes in role during the FY	70% + 30%		The MIP bonus amount for the fiscal year

Performance Updates During the Fiscal Year

The MIP design is open and transparent, reflecting Catalent’s confidence that Company leaders can deliver on its challenging but achievable goals.

Throughout the fiscal year, participants should review their progress against their personal goals with their managers. The senior management team will also provide updates on Catalent’s progress against its business goals. These individual and team updates will help participants to track their progress toward annual MIP funding and payout.

Effect of Employment Status Changes on Eligibility

Your eligibility to receive a MIP award is affected by your employment status at payout. Listed below are payout provisions pertaining to different termination scenarios:

Event	Event occurs: Prior to April 1, 2016	Event occurs: From April 1, 2016 through date of MIP payment (scheduled to occur in Sept. 2016)
Voluntary termination (including resignation and job abandonment)	Not eligible for payout	Not eligible for payout
Involuntary termination for cause* or for other than RIF/restructure/divestiture	Not eligible for payout	Not eligible for payout
Involuntary termination due to RIF/restructure/divestiture	Not eligible for payout
Employees with continuous MIP-eligible service through the date of termination, where at least 90 days of that service occurred in fiscal 2016, will be eligible for payout at the normal payout date based on actual company/BU/site results (pro-rated for the portion of the year in service) and IPF as determined by the employees’ manager (similarly pro-rated)

Death
Employees with continuous MIP-eligible service through the date of death, where at least 90 days of that service occurred in fiscal 2016, will be eligible for payout at the normal payout date based on actual company/BU/site results (pro-rated for the portion of the year in service) and IPF as determined by the employees’ manager (similarly pro-rated)

Retirement	Not eligible for payout
Employees with at least 90 days of MIP-eligible service in fiscal 2016 will be eligible for payout at the normal payout date based on actual company/BU/site results (pro-rated for the portion of the year in service) and IPF as determined by the employees’ manager (similarly pro-rated)

Certain leaves of absence (LOA) may affect eligibility. Applicable LOA policies should be consulted on a regional basis.

*	Management reserves the right to determine in its sole discretion whether an individual termination of a MIP participant is for “cause.”

Timetable for Bonus Determination and Payment

After the close of the fiscal year, BF determinations will be made and overall MIP funding will be calculated.

At the appropriate time during the Catalent annual performance management cycle, year-end performance reviews will be completed and managers will determine and assign MIP-eligible participants an applicable IPF value based on assessments of individual performance against goals.

Typically, within 90 days of the end of the fiscal year (generally in September), individual MIP awards will be communicated.

Important Limitations on this Summary Plan Description

Please note that this document is only a summary of the Catalent MIP program. Participation in the MIP in any year is not a guarantee of participation in any future year. The application of the MIP to any given individual may vary depending on various circumstances, including the terms of any applicable employment contract, applicable regional laws governing employment, benefits, or payments under benefit plans applicable to only a subset of employees, and the terms of any applicable collective bargaining or employment agreement. Furthermore, the Company reserves the right to modify or cancel the MIP at any time, with or without notice to employees, to the fullest extent permitted by applicable law. In addition, separation from Catalent employment may affect a participant’s ability to participate in the MIP or the amount of the participant’s benefits in ways that are not fully described in this summary plan description. Employees with questions concerning eligibility for the MIP or the terms and conditions of the plan may contact their Catalent Human Resources representatives.